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                                                                    Exhibit 99.2



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                      COMMON STOCK SUBSCRIPTION AGREEMENT


                           Dated as of May 24, 1999


                                 By and Among


                          INFINITY INVESTORS LIMITED

                                     and

                            IEO HOLDINGS LIMITED

                                     and

                         EQUALNET COMMUNICATIONS CORP.


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                      COMMON STOCK SUBSCRIPTION AGREEMENT


               COMMON STOCK SUBSCRIPTION AGREEMENT dated as of May 24, 1999 by and among INFINITY INVESTORS LIMITED, a Nevis West Indies corporation ("Infinity"), IEO HOLDINGS LIMITED, a Nevis West Indies corporation ("IEO" and, together with Infinity, the "Purchasers") and EQUALNET COMMUNICATIONS CORP., a Texas corporation ("Equalnet").

                             W I T N E S S E T H :

               WHEREAS, the Purchasers desire to subscribe for, and Equalnet desires to issue, and to grant an option for the additional issuance of, certain shares of common stock, par value $ 0.01 per share, of Equalnet (the "Common Stock");

               WHEREAS, certain investors satisfactory to the Purchasers have subscribed for $1,500,000 worth of equity securities of Equalnet and Equalnet has incurred $500,000 of loans from its lenders; and

               WHEREAS, the respective Boards of Directors of e.Volve Technology Group, Inc. , a Nevada corporation (f.k.a Orix Global Communications, Inc., and referred to herein as "Orix"), Equalnet and Equalnet Acquisition Corporation, a Nevada corporation ("Merger Sub"), desire to combine their businesses by the merger of Orix with and into Merger Sub, a wholly owned subsidiary of Equalnet, upon the terms and subject to the conditions set forth in the definitive agreement and plan of merger entered into on the date hereof (the "Merger Agreement").

               NOW, THEREFORE, IT IS AGREED:


                                   ARTICLE I
                                  DEFINITIONS

               Section 1.0 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

               "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; provided, however, that, an Affiliate shall include any entity that directly or indirectly (including through limited partner or general partner interests) owns more than 5% of any class of the equity of any other entity.

               "Agreement" shall mean this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof, from time to time.


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               "Closing" shall have the meaning set forth in Section 4.3 of this
Agreement.

               "Closing Date" shall have the meaning set forth in Section 4.3 of this Agreement.

               "Commission" shall mean, at any time, the Securities and Exchange Commission or any other Federal agency then administering the Securities Act and other Federal securities laws.

               "Common Stock" shall have the meaning set forth in the recitals of this Agreement.

               "Company Notice" shall have the meaning set forth in Section 7.2(a) of this Agreement.

               "Convertible Note" shall mean the $7,650,000 note evidencing debt owed by the Surviving Corporation (as defined in the Merger Agreement) to Infinity and IEO, and which is to be guaranteed by Equalnet in connection with the Merger.

               "Damages" shall have the meaning set forth in Section 10.1 of this Agreement.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

               "Incidental Registration" shall have the meaning set forth in
Section 7.2(a) of this Agreement.

               "Irrevocable Proxy Agreements" shall mean the irrevocable proxy and voting agreements which, among other things, grant HW Partners L.P. the irrevocable right to vote securities of Equalnet owned by such person on certain matters described therein.

               "Junior Preferred Stock" shall have the meaning set forth in
Section 2.1.

               "Merger" shall have the meaning provided therefor in the Merger Agreement.

               "Merger Agreement" shall have the meaning provided in the recitals to this Agreement.

               "Option" shall have the meaning set forth in Section 4.1 of this Agreement.

               "Option Common Stock" shall have the meaning set forth in Section
4.1 of this Agreement.

               "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.


                                      -2-

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               "Purchase Price" shall have the meaning set forth in section 4.2 of this Agreement.

               "Purchased Common Stock" shall have the meaning provided in
Section 4.1 of this Agreement.

               "Purchasers" shall have the meaning set forth in the first paragraph of this Agreement.

               "Registrable Securities" shall mean any and all Common Stock acquired by, or issuable to, the Purchasers or any of their Affiliates on or after the date hereof (including, without limitation, the Purchased Common Stock and the Option Common Stock) and any securities issued or issuable with respect to the Common Stock by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (B) such securities shall have been sold in accordance with Rule 144 (or any successor provision) under the Securities Act.

               "Registration" shall mean each Shelf Registration and each Incidental Registration.

               "Registration Expenses" shall mean all expenses incident to Equalnet's performance of or compliance with Article VII, inclusive, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company, messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and fees and disbursements of counsel for Equalnet and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance), securities acts liability insurance (if Equalnet elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by Equalnet in connection with such registration, fees and expenses of other Persons retained by Equalnet and reasonable fees and expenses of counsel (including local counsel) for holders of Registrable Securities, selected by the holders of a majority of the Registrable Securities to be included in such Registration; but not including any underwriting fees, discounts or commissions attributable to the sale of securities or fees.

               "Rule 144" shall mean Rule 144 promulgated under the Securities Act.

               "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.


                                      -3-

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               "Series A Convertible Preferred Stock" shall have the meaning set forth in Section 2.1.

               "Series B Convertible Preferred Stock" shall have the meaning set forth in Section 2.1.

               "Series C Convertible Preferred Stock" shall have the meaning set forth in Section 2.1.

               "Series D Convertible Preferred Stock" shall have the meaning set forth in Section 2.1.

               "Shelf Registration" shall have the meaning set forth in Section 7.1(a) of this Agreement.

               "Subsidiary" with respect to any Person, shall mean and include
(x) any partnership of which the Person or any Subsidiary is a general partner or (y) any other entity in which the Person or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.


                                   ARTICLE II
                           REPRESENTATIONS OF EQUALNET

               Section 2.0 REPRESENTATIONS OF EQUALNET. Each of the representations and warranties made by Equalnet contained in the Merger Agreement as in effect on the Closing Date are hereby confirmed and restated, each such representation and warranty, together with all related definitions and ancillary provisions and any information contained in any schedule to the Merger Agreement, as in effect on the date hereof relating thereto, being hereby incorporated by reference into this Agreement (without duplication) as a representation and warranty to the Purchaser as if specifically set forth in this Section 2.0.

               Section 2.1 CAPITAL STOCK. Immediately prior to giving effect to the transactions contemplated hereby, Equalnet had an authorized capitalization consisting of (i) 50,000,000 shares of Common Stock, of which 20,972,111 shares of Common Stock were outstanding, (ii) 2,500 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock") of which 2,000 shares were outstanding, (iii) 3,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock") of which 3,000 shares were outstanding, (iv) 300,000 shares of Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock") of which 206,707 shares were outstanding, (v) 6,500 shares of Series D Convertible Preferred Stock, par value $.01 per share ("Series D Convertible Preferred Stock") of which 3,850 shares were outstanding, and (vi) 900,000 shares of Junior Preferred Stock ("Junior Preferred Stock") with an aggregate liquidation preference for all such shares of Junior Preferred Stock equal to $5.00 mandatorily convertible to Common Stock at a price of at least $.60 per share of Common Stock following stockholder approval, of which 833,333 shares were outstanding. All outstanding


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shares of capital stock of Equalnet (including, without limitation, those purchased by the Purchasers hereunder) have been, and will, on the Closing Date, be duly authorized and validly issued and fully paid and non-assessable. Except as set forth on SCHEDULE 2.1, there will be no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitments, contingent or otherwise, of any character providing for the purchase, redemption, acquisition, retirement, issuance or sale by Equalnet or any of its Subsidiaries of any shares of capital stock of Equalnet or any of its Subsidiaries or other securities exchangeable or convertible into capital stock of Equalnet or its Subsidiaries and there are no stock appreciation rights or phantom stock plans outstanding. SCHEDULE 2.1 sets forth the number of shares of Common Stock which Equalnet is obligated to issue in connection with each specific item set forth on SCHEDULE 2.1 and described in the immediately preceding sentence, after giving effect to the transactions contemplated thereby. In addition, except for the Irrevocable Proxy Agreement and as set forth herein and on SCHEDULE 2.1, there are no rights, agreements, restrictions or encumbrances (such as preemptive rights, rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements, shareholders agreements, etc., whether or not any Equalnet or any of its Subsidiaries is a party thereto) nor are there any restrictions on the transferability or sale of such capital stock pursuant to any provision of law, contract or otherwise with respect to the purchase, sale or voting of any shares of capital stock of Equalnet or any of its Subsidiaries (whether outstanding or issuable upon conversion, exchange or exercise of any other security of Equalnet or any of its Subsidiaries). Except as set forth in SCHEDULE 2.1, Equalnet has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote). Upon issuance of the capital stock of Equalnet to the Purchasers pursuant to Section 4.1, the Purchasers will have good and marketable title to such securities free and clear of all encumbrances, liens and claims of any kind.

               Section 2.2 AUTHORIZATION AND VALIDITY OF THE DOCUMENTS. Equalnet has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Equalnet and the performance of its obligations hereunder have been duly authorized and approved by all necessary action (including, without limitation, all action of the Board of Directors and stockholders of Equalnet) and no other action on the part of such persons is necessary to authorize the execution, delivery and performance of this Agreement by Equalnet. This Agreement has been duly executed and delivered by Equalnet and, assuming due execution hereof by the other parties hereto, is a valid and binding obligation of Equalnet, enforceable against Equalnet in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding brought in equity or at law).

               Section 2.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Equalnet and compliance by Equalnet with the terms and provisions hereof and the issuance of the Purchased Common Stock by Equalnet and the consummation of the transactions contemplated hereby does not and will not (a) violate or contravene any provision of


                                      -5-

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the Certificates, Articles of Incorporation or Bylaws of Equalnet or any of
its Subsidiaries, (b) violate or contravene any statute, rule, regulation, licensing requirement, order or decree of any court, arbitrator or any other public body or authority by which Equalnet or any of its Subsidiaries is bound or by which any of its properties or assets are bound, (c) require any filing with, or permit, consent, authorization, qualification or approval of, or exemption from, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Equalnet or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Equalnet or any of its Subsidiaries is bound, or by which the properties or assets of Equalnet or any of its Subsidiaries may be bound.


                                  ARTICLE III
                        REPRESENTATIONS OF THE PURCHASER

               Section 3.0 REPRESENTATIONS OF THE PURCHASER. In order to induce Equalnet to enter into this Agreement and in order to induce Equalnet to issue the Purchased Common Stock, the Purchasers represent, warrant and agree as follows:

               Section 3.1 EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY. Each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Purchaser has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by each Purchaser, and assuming due execution by Equalnet is a valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws effecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding brought in equity or law).

               Section 3.2 RESTRICTIVE DOCUMENTS. Neither Purchaser is subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which would prevent consummation by the Purchasers of the transactions contemplated hereby or which would result in a violation of breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any encumbrance on the Purchased Common Stock under the terms of any agreement to which either Purchaser is a party.

               Section 3.3 PURCHASE FOR INVESTMENT. (a) Each Purchaser will acquire the Purchased Common Stock for its own account for investment purposes only and not with a view toward any resale or distribution thereof and not for offer or sale in connection therewith.

               (b)    Each Purchaser understands that the Purchased Common
Stock (i) will constitute "restricted securities" within the meaning of such term in the Securities Act and (ii) has not been registered under the Securities Act or under any state securities laws and may not be sold or transferred unless they are subsequently registered under the Securities Act and any applicable state or other securities laws, or unless exemptions from registration under such laws are available.

               (c) Each Purchaser represents that it is experienced in business and investment matters, fully understands the transactions contemplated by this Agreement, has the knowledge and experience in financial matters as to be capable of evaluating the merits and risks of its investment and has the financial ability and resources to bear the economic risks of its investment.

               (d) Each Purchaser acknowledges that it has received no general solicitation or general advertising, and that the Purchaser's representatives have attended no seminar or meeting with respect to the Purchased Common Stock, nor is it aware of any such solicitation or advertisement that may have been received by others.

               (e) Each Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.


                                   ARTICLE IV
         ISSUANCE OF SECURITIES; PAYMENT OF SUBSCRIPTION PRICE; CLOSING

               Section 4.1 ISSUANCE OF SECURITIES. Subject to the terms and conditions set forth in this Agreement, Equalnet agrees to sell to the Purchasers, and the Purchasers severally and not jointly agree to purchase, on the Closing Date, up to $1,000,000 worth of shares of Common Stock or such lesser amount as the Purchasers shall be permitted to purchase without obtaining stockholder approval under applicable NASDAQ rules (the "Purchased Common Stock"), with certificates to be issued and delivered in the names of Infinity and IEO representing the number of shares of Common Stock purchased by Infinity and IEO, respectively. Equalnet also hereby grants to the Purchasers an option (the "Option") to purchase an additional $1,500,000 worth of shares of Common Stock (the "Option Common Stock"). The Option may be exercisable in the sole discretion of the Purchasers in two equal increments of $750,000 worth of Option Common Stock. The first increment of the Option may be exercised by the Purchasers on or prior to the later of (i) the date on which the delivery described in Section 4.4(ix) is made and (ii) the 60th day following the date of this Agreement. The second increment of the Option may be exercised by the Purchasers in the sole discretion of the Purchasers at any time prior to the consummation of the Merger.

               Section 4.2 PRICE. In full consideration for the sale by Equalnet of the Purchased Common Stock to the Purchasers, the Purchasers are hereby obligated to deliver to Equalnet an amount equal to the number of shares of Purchased Common Stock multiplied by $.60 per share of Purchased Common Stock (the "Purchase Price") on the Closing Date, by wire transfer of immediately available funds to the accounts specified by Equalnet. Upon any exercise of the


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Option granted pursuant to Section 4.1, the Purchasers shall deliver to Equalnet an amount equal to the number of shares of Option Common Stock being purchased multiplied by $.60 per share of Option Common Stock being purchased by wire transfer of immediately available funds to the accounts specified by Equalnet.

               Section 4.3 CLOSING. The sales referred to in Section 4.1 (each a "Closing") shall take place at such times and dates as the Purchaser shall designate. Each such date is herein referred to as a "Closing Date."

               Section 4.4 CLOSING DELIVERIES. At each Closing, as applicable, Equalnet shall deliver, or cause to be delivered, to the Purchasers the following: (i) certificates representing the number of shares of to be issued and delivered as described in Section 4.1, free and clear of all encumbrances with all necessary share transfer and other documentary stamps attached at the expense of Equalnet, (ii) evidence or copies of any consents, approvals, orders, qualifications, agreements or waivers required pursuant to
Article V, (iii) all certificates and other instruments and documents required by this Agreement to be delivered by Equalnet to the Purchasers at or prior to Closing; (iv) an opinion from the general counsel of Equalnet, dated the Closing Date, in form and substance satisfactory to the Purchasers, (v) (A) a copy of the Articles of Incorporation or other organizational documents of Equalnet, including all amendments thereto, certified by the Secretary of State of Texas,
(B) a certificate from the Secretary of State or other appropriate official of the State of Texas to the effect that Equalnet is in good standing and listing all charter documents, (C) a certificate from the Secretary of State or other appropriate official in each State or country in which Equalnet is qualified to do business to the effect that Equalnet is in good standing in each such State or country and (D) a copy of the Bylaws of Equalnet and the resolutions of the Board of Directors of Equalnet authorizing the transactions contemplated hereby, certified by the Secretary of Equalnet as being true and correct and in effect on such Closing Date, (vi) a certificate of the chief financial officer or other authorized officer of Equalnet certifying that (A) the representations and warranties contained in the Merger Agreement are true and correct as of the Closing Date, (B) all consents and approvals required by this Agreement and the Merger Agreement have been obtained by the Closing Date and (C) Equalnet has performed and complied in all material respects with all agreements covenants and conditions required by this Agreement and the Merger Agreement as of the Closing Date, (vii) evidence of the consummation of the Second Amended Joint Plan Of Reorganization, as modified through the date hereof, of Equalnet's wholly-owned subsidiary, Equalnet Corporation, by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, (viii) (a) valid and enforceable irrevocable resignations of four directors of Equalnet and the Chairman and the Chief Executive Officer of Equalnet, effective as of the Effective Time (except in the case of the resignation of the Chief Executive Officer which shall be effective upon the satisfaction, or deemed satisfaction, of the condition set forth in Section 7.1(k) of the Merger Agreement), and (b) valid and enforceable resolutions of the Board of Directors of Equalnet taking all necessary action to appoint, effective as of the Effective Time, representatives of Orix to the Board of Directors which shall constitute a majority of the Board of Directors of Equalnet, appointing Fred Vierra (or such other individual as Orix shall designate) as Chairman of the Board of Directors of Equalnet and, effective as of May 25, 1999, appointing Barrett Wissman as Co-Chief Executive Officer of Equalnet until such time as the condition set forth in Section 7.1(k) of the Merger Agreement is satisfied or deemed to have been satisfied at which time

Barrett Wissman shall become the Chief Executive Officer and (ix) other than for the first Closing, delivery of the Irrevocable Proxy Agreements representing sufficient shares of Common Stock (on a fully-diluted basis) to effect the amendment of the Articles of Incorporation of Equalnet necessary to consummate the transactions contemplated by the Merger Agreement and the issuance of Equalnet Common Stock pursuant to the Merger Agreement under all applicable laws, rules and regulations including, without limitation, the rules of NASDAQ.


                                   ARTICLE V
                   CONDITIONS TO THE PURCHASER'S OBLIGATIONS

               Section 5.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The several obligations of the Purchasers to purchase the Purchased Common Stock at the first Closing contemplated by this Agreement is conditioned upon satisfaction, at or prior to such Closing, of the following conditions:

               Section 5.2 CLOSING DELIVERIES. Receipt by the Purchasers of the documents referred to in Section 4.4.

               Section 5.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing there shall have been no material adverse change in the business, operations, assets, nature of assets, accounting treatment, liabilities, condition (financial or otherwise), results of operations or prospects of Equalnet or its Subsidiaries since the date of Equalnet's last audited financial statements.

               Section 5.4 TRUTH OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Equalnet contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

               Section 5.5 NO LITIGATION THREATENED. No action or proceedings shall have been instituted or, to the knowledge of Equalnet, threatened before a court or other government body or by any public authority to restrain, prohibit or make more costly any of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of Equalnet and its Subsidiaries.

               Section 5.6 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals or waivers, if any, disclosed on any schedule attached hereto or required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Purchasers to consummate the transactions contemplated hereby shall have been obtained.

               Section 5.7 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

               Section 5.8 SUBSCRIPTION FOR JUNIOR PREFERRED STOCK. The Willis Group, LLC or other investors satisfactory to the Purchasers shall have subscribed for securities of Equalnet at a price such that the proceeds received by Equalnet on the Closing Date from the subscription from The Willis Group, LLC is equal to the amount of $2,500,000 less the Purchase Price. The Willis Group shall purchase the maximum number of Equalnet Shares that it is able to purchase without obtaining shareholder approval under applicable NASDAQ rules at a price of $.60 per share and the remainder of such securities shall be in the form of Junior Preferred Shares.

               Section 5.9 CONVERSION RATES. The Purchasers shall have received (either directly or through a representative) the written agreement of all holders of any shares of stock and any debt securities which have a conversion price of less than $.75 or a floating conversion price that, notwithstanding any agreement to the contrary in the terms of such security or any documentation relating to such security that such security shall not be converted to shares of Common Stock at a price of less than $.75 per share of Common Stock.

               Section 5.10 RECEIPT OF FORM 10-Q. The Purchasers shall have received the draft Form 10-Q of Equalnet for the quarter ended March 31, 1999, which shall be in form and substance reasonably satisfactory to the Purchasers.

               The receipt by Equalnet of the Purchase Price shall constitute a representation and warranty by Equalnet that all of the conditions in this
Section 5 have been satisfied.


                                   ARTICLE VI
                      CONDITIONS TO EQUALNET'S OBLIGATIONS

               Section 6.0 CONDITIONS TO EQUALNET'S OBLIGATIONS. The issuance of the Purchased Common Stock by Equalnet is conditioned upon satisfaction, at or prior to the first Closing, of the following conditions:

               Section 6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct on and as of such Closing Date other than such representatives and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, with the same effect as though such representations and warranties had been made on and as of such date.

               Section 6.2 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals authorizations, exemptions or waivers, if any, required in connection with the consummation of the transactions contemplated by this Agreement shall have been received.

               Section 6.3 PERFORMANCE OF AGREEMENT. The Purchasers shall have performed in all material respects, their obligations under this Agreement.

               Section 6.4 NO LITIGATION THREATENED. No action or proceeding shall be instituted or, to the knowledge of the Purchasers, threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Purchasers shall have delivered to Equalnet certificates, dated on such Closing Date, to such effect.

               The receipt by the Purchasers of the Purchased Common Stock shall constitute a several representation and warranty by each of the Purchasers that all of the conditions in this Section 6 have been satisfied.


                                  ARTICLE VII
                              REGISTRATION RIGHTS

               Section 7.1 SHELF REGISTRATION. (a) OBLIGATION TO FILE AND MAINTAIN. Equalnet shall file a registration statement covering all of the Registrable Securities, on a continuous or delayed basis in the future (the "Shelf Registration"). The Shelf Registration shall be amended from time to time to include a number of shares of Common Stock sufficient to include all shares of Common Stock held by the Purchasers including shares which may be obtained upon conversion of the Convertible Note (as defined the Merger Agreement). The Common Stock registered under the Shelf Registration shall be reserved for the Securities held by the Purchasers and their Affiliates. The Shelf Registration shall be on an appropriate form and such Registration and any form of prospectus included therein or prospectus supplement relating thereto shall reflect such plan of distribution or method of sale as the holders of Registrable Securities may from time to time notify Equalnet, including (I) the sale of some or all of the Registrable Securities in a public offering or, (II) if requested by the any holder of Registrable Securities, subject to receipt by Equalnet of such information (including information relating to purchasers) as Equalnet reasonably may require, (i) a transaction constituting an offering outside the United States which is exempt from the registration requirements of the Securities Act in which any holder of Registrable Securities undertakes to effect registration after the completion of such offering in order to permit such shares to be freely tradable in the United States, (ii) a transaction constituting a private placement under Section 4(2) of the Securities Act in connection with which any holder of Registrable Securities undertakes to effect a registration after the conclusion of such placement to permit such shares to be freely tradable by the purchasers thereof, or (iii) a transaction under Rule 144A of the Securities Act in connection with which any holder of Registrable Securities undertakes to effect a registration after the conclusion of such transaction to permit such shares to be freely tradable by the purchasers thereof.

               (b) TIME FOR FILING AND EFFECTIVENESS. On or before the date which is 30 days after the request by the Purchasers, Equalnet shall file with the Commission the Shelf Registration with respect to all Registrable Securities and shall use its best efforts to cause such Shelf Registration to become effective as promptly as practicable after filing thereon, but in no event later than the date which is 60 days after the date of such request. Equalnet shall keep the Shelf Registration filed pursuant to this Section 7.1 continuously effective until the date of termination set forth in Section 7.1(d) of this Agreement. During the period during which the Shelf Registration is effective, Equalnet shall supplement or make amendments to the Shelf

Registration, if required by the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, or if requested by the Purchaser or an underwriter of Registrable Securities, including to reflect any specific plan of distribution or method of sale, and shall use its best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

               (c) BLACK-OUT PERIODS OF THE PURCHASERS. Notwithstanding anything herein to the contrary, Equalnet shall have the right from time to time to require any holder of Registrable Securities not to sell Registrable Securities pursuant to any Shelf Registration or to suspend the effectiveness thereof during the period starting with the date 7 days prior to Equalnet's good faith estimate, as certified in writing by an executive officer of Equalnet to the holders of Registrable Securities, of the proposed date of filing of a registration statement or a preliminary prospectus supplement relating to an underwritten public offering of equity securities of Equalnet for the account of Equalnet, and ending on the date 90 days following the delivery of such estimate. Equalnet shall not be entitled to exercise the rights granted to Equalnet pursuant to this Section 7.1(c) at any time prior to two years following the Closing, and then only to the extent the Purchasers shall not be deemed to be "affiliates" of Equalnet for purposes of Rule 144. In any event, Equalnet shall not be entitled to exercise the rights granted to Equalnet pursuant to this Section 7.1(c) more than once in any one year period.

               (d) BLACK-OUT PERIODS OF EQUALNET. Subject to the conditions of this Section 7.1(d), each holder of Registrable Securities shall have the right to require Equalnet not to sell, and cause any employee, director, agent or representative, who is also a holder of common equity securities or securities convertible into common equity securities of Equalnet not to sell, any equity securities of Equalnet or any securities convertible into equity securities of Equalnet under any registration statement or prospectus supplement, or to suspend the effectiveness thereof, during the period starting with the date 30 days prior to such holders' good faith estimate, as certified in writing by an executive officer of such holder to Equalnet, of the proposed date of filing of a preliminary prospectus supplement relating to a Shelf Registration filed pursuant to Section 7.1(a), pertaining to an underwritten offering of Registrable Securities, and ending on the date 90 days following the date of filing of the final prospectus supplement.

               (e) PRIORITY ON SHELF REGISTRATIONS. If the managing underwriter for any underwritten offering contemplated by this Section 7.1 shall advise Equalnet in writing that, in such underwriter's opinion, the amount of securities requested to be included in such Shelf Registration would adversely affect the offering and sale (including pricing) of such securities then Equalnet will include in such Shelf Registration, the number of securities that Equalnet is so advised can be sold in such offering, in the following priority:

               (i) first, all Registrable Securities requested to be sold PRO RATA among such holders on the basis of the number of Registrable Securities requested to be sold by such holders pursuant to this Section 7.1;

               (ii) second, securities proposed to be sold by Equalnet for its own account; and

               (iii) third, any other securities requested to be included in such Registration in such manner as Equalnet may determine.

               (f) NOTICE. Equalnet shall give each holder of Registrable Securities prompt notice in the event that Equalnet has suspended sales of Registrable Securities under Section 7.1(c).

               (g) SELECTION OF UNDERWRITERS. Any and all underwriters or other agents involved in any sale of Registrable Securities pursuant to a Shelf Registration shall include one or more underwriting firms of nationally recognized standing selected by the Purchasers and reasonably acceptable to Equalnet.

               (h) EXPENSES. All Registration Expenses incurred in connection with any Shelf Registration shall be borne by Equalnet. Equalnet shall, in any event, bear its internal costs (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by Equalnet.

               Section 7.2 INCIDENTAL REGISTRATIONS. (a) NOTIFICATION AND INCLUSION. If Equalnet proposes to register for its own account or the account of any other securityholder, any equity securities of Equalnet or any securities convertible into equity securities of Equalnet under the Securities Act (other than pursuant to a registration on Form S-4 or Form S-8 or any similar form), Equalnet shall, at each such time after the date hereof, promptly give notice to each holder of Registrable Securities (the "Company Notice") of such registration and of such holder's rights under this Section 7.2(a). Upon the written request of any holder of Registrable Securities given within 20 days after receipt of a Company Notice by such holder of Registrable Securities, Equalnet shall include in such proposed registration such Registrable Securities as such holders shall request and shall use its best efforts to cause a registration statement covering all of the Registrable Securities that such holders have requested to be registered to become effective under the Securities Act (an "Incidental Registration").

               (b) PRIORITY ON INCIDENTAL REGISTRATION. If an Incidental Registration pursuant to this Section 7.2 involves an underwritten offering and the managing underwriter of such underwritten offering shall advise Equalnet in writing that, in such underwriter's opinion, the amount of securities requested to be included in such Incidental Registration, would adversely affect the offering and sale (including price) of such securities, then Equalnet will include in such Incidental Registration, the number of securities that Equalnet is so advised can be sold in such offering, in the following priority:

               (i) first, all the securities of Equalnet which Equalnet proposes to sell for its own account;

               (ii) second, all Registrable Securities requested to be sold PRO RATA among such holders on the basis of the number of Registrable Securities requested to be sold by such holders pursuant to this Section 7.2; and

               (iii) third, any other securities requested to be included in such Registration, in such manner as Equalnet may determine.

               (c) EXPENSES. All Registration Expenses incurred in connection with any Incidental Registration shall be borne by Equalnet. Equalnet shall, in any event, bear its internal costs (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by Equalnet.

               (d) DURATION OF EFFECTIVENESS. At the request of a majority of the Registrable Securities, Equalnet shall use its best efforts to keep any registration statement for which Registrable Securities are included in an Incidental Registration effective and usable for not less than 180 days unless the distribution of securities registered thereunder has been earlier completed.

               Section 7.3 REGISTRATION PROCEDURES. In connection with the filing of any registration statement as provided in Section 7.1 or 7.2 of this Agreement, Equalnet shall use its best efforts to effect the Registration and sale of Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto, Equalnet will as expeditiously as possible:

               (a) prepare and (within 30 days after the end of the period within which requests for registration may be given to Equalnet) file with the Commission the requisite registration statement (including a prospectus therein) to effect such Registration and use its best efforts to cause such registration statement to become effective, provided that before filing such registration statement or any amendments or supplements thereto, Equalnet will furnish to the counsel selected by the Purchaser copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and Equalnet will comply with any reasonable request made by such counsel to make changes in any information contained in such documents relating to such holders, and upon filing such documents, Equalnet shall promptly notify in writing such counsel of the receipt by Equalnet of any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto;

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until, in the case of Section 7.1, the termination of the period during which the Shelf Registration is required to be kept effective, or, in the case of Section 7.2, the earlier of such time as all of such securities have been disposed of and the date which is 180 days after the date of initial effectiveness of such registration statement;

               (c) furnish to each holder of Registrable Securities included in a Registration hereunder and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendments thereto, and upon request, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statements (including each preliminary prospectus, complete prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as such holders and the underwriters may request (it being understood that Equalnet consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

               (d) register or qualify all Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Purchasers shall request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the securities owned by such holders, except that Equalnet shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph be obligated to be so qualified, or to consent to general service of process in any such jurisdiction, or to subject Equalnet to any material tax in any such jurisdiction where it is not then so subject;

               (e) cause all Registrable Securities covered by such registration statement to be registered with or approved by such other government authority as may be necessary to enable such holder to consummate the disposition of such Registrable Securities;

               (f) furnish to each holder of Registrable Securities included in a Registration hereunder a signed counterpart, addressed to such holders (and the underwriters, if any), of (i) an opinion of counsel for Equalnet, dated the effective date of such registration statement (and, if such Registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to the Purchaser, and (ii) a "cold comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified Equalnet's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, all as are customarily covered in opinions of issuer's counsel and in accountants' "cold comfort" letters delivered to the underwriters in underwritten public offerings of securities;

               (g) immediately notify each holder of Registrable Securities included in a registration statement hereunder at any time when Equalnet becomes aware that a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of such holders promptly prepare and furnish to such holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

               (h) comply or continue to comply in all material respects with the Securities Act and the Exchange Act and with all applicable policies, rules and regulations of the Commission, as announced from time to time, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of
       Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which the Purchaser shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, having been furnished with a copy thereof at least five business days prior to the filing thereof;

               (i) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

               (j) list all Registrable Securities covered by such registration statement on any securities exchange on which any shares of Common Stock are then listed;

               (k) in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such Registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

               (l) enter into such agreements (including underwriting agreements in customary form) and take such other actions as the Purchaser shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

               (m) cause its employees and personnel to use their best efforts to support the marketing of the Registrable Securities (including, without limitation, the participation in "road shows," at the request of the underwriters or the Purchaser).

               Section 7.4 REQUESTED UNDERWRITTEN OFFERINGS. If requested by the underwriters for any Registration, Equalnet will enter into a customary underwriting agreement with such underwriters for such offering, which shall contain such representations and warranties by Equalnet and such other terms as are customarily contained in agreements of this type, including indemnities to the effect and to the extent provided in Section 7.6 hereof. Each holder of Registrable Securities may be a party to such underwriting agreement and may, at its option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders. The holders of Registrable Securities included in an underwritten registration hereunder shall not be required to (i) make any representations or warranties to or agreement with Equalnet or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and (ii) undertake any indemnification or contribution obligations to Equalnet or the underwriters with respect thereto, except such indemnification or contribution obligations otherwise provided in Section 7.6 hereof.

               Section 7.5 PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of any registration statement under the Securities Act, Equalnet will give the Purchaser, its underwriters, if any, and their respective counsel, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of Equalnet with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Purchaser, such underwriters and their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

               Section 7.6 INDEMNIFICATION. (a) INDEMNIFICATION BY EQUALNET. In the event of any registration of any Registrable Securities of Equalnet under the Securities Act, Equalnet will, and hereby does, indemnify and hold harmless the holders of such securities, their officers, directors, members, employees, agents, representatives, stockholders and general and limited partners and each Person who controls such holder (within the meaning of the Securities Act and Exchange Act) against any losses, claims, damages, liabilities, costs and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, insofar as such losses, claims, damages, liabilities, costs and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, are based upon or are incurred in connection with, any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Equalnet will reimburse such indemnified persons for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceedings; PROVIDED, HOWEVER, that Equalnet shall not be liable to a holder of Registrable Securities in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof), costs or expense arises out of, is based upon or are incurred in connection with, an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Equalnet by such holder of Registrable Securities specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of each holder of Registrable Securities and shall survive the transfer of such securities by such holders.

               (b) INDEMNIFICATION BY THE HOLDER OF REGISTRABLE SECURITIES. Equalnet may require, as a condition to including any Registrable Securities in any registration statement pursuant to Section 7.1, that Equalnet shall have received an undertaking satisfactory to it from each holder of Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 7.6) Equalnet, each director of Equalnet, each officer of Equalnet and each other person, if any, who controls Equalnet within the meaning of the Securities Act with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Equalnet by such holders specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Equalnet or any such director, officer, or controlling person and shall survive the transfer of such securities by the holders of Registrable Securities; PROVIDED, HOWEVER, that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

               (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 7.6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 7.6, except to the extent that the indemnifying party is actually prejudiced by such failure to receive such notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and the indemnifying party shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, a release from all liability in respect of such claim or litigation provided by the claimant or plaintiff to such indemnified party.

               (d) CONTRIBUTION. If, for any reason, the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, losses, damages, liabilities or expenses, (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, but also the relative fault of the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under Section 7.6(b) was available. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 7.6 shall be several and not joint.

               Section 7.7 RULE 144. With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities to the public without registration, Equalnet shall:

               (a) use its best efforts to facilitate the sale of the Registrable Securities to the public, without registration under the Securities Act, pursuant to Rule 144;

               (b) make and keep public information available, as those terms are understood and defined in Rule 144 at all times;

               (c) use its best efforts to then file with the Commission in a timely manner all reports and other documents required of Equalnet under the Securities Act and the Exchange Act; and

               (d) deliver a written statement as to whether it has complied with such requirements of this section, to the holders of Registrable Securities upon any such holder's request.

                                 ARTICLE VIII
                                   COVENANTS

               Section 8.1 COVENANTS. Equalnet agrees to comply with each of the covenants contained in the Merger Agreement as in effect on the Closing Date as if such covenants were included in this Agreement.

               Section 8.2 USE OF PROCEEDS. Equalnet covenants and agrees to use the proceeds from the sale of the Purchased Common Stock to subscribe for the new common stock of reorganized Equalnet Corporation pursuant to, and in full compliance with the Second Amended Joint Plan Of Reorganization, as modified through the date hereof, of Equalnet Corporation by the United States Court for the Southern District of Texas, Houston Division.

               Section 8.3 AMENDMENT OF ARTICLES OF INCORPORATION. Equalnet covenants and agrees to take all action necessary to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and Equalnet's Articles of Incorporation and By-laws to obtain the approval required (a) under NASDAQ rules to approve the issuance of Common Stock in the Merger and (b) to amend the Articles of Incorporation to authorize for issuance such number of shares of Common Stock as shall be required upon the consummation of the Merger.


                                   ARTICLE IX
                                    SURVIVAL

               Section 9.1 SURVIVAL. The representations, warranties and covenants of Equalnet and the Purchasers contained in this Agreement and the schedules and certificates delivered in connection herewith shall survive the Closing and may be relied upon by the Purchasers and Equalnet respectively, regardless of any investigation made at any time by or on behalf of the Purchasers or Equalnet, as the case may be.


                                   ARTICLE X
                                INDEMNIFICATION

               Section 10.1 INDEMNIFICATION. Equalnet agrees to indemnify and hold the Purchasers and their respective officers, directors, employees, Affiliates (including, without limitation, Orix Global Communications, Inc.) and agents, and any successors thereto (and any officers, directors, employees, Affiliates and agents of such successors) harmless from any liability (whether fixed or unfixed, liquidated or unliquidated), actual or consequential damage, deficiency, demand, claim, suit, action, or cause of action, fine, penalty, loss, cost, expense, including without limitation, reasonable attorney fees ("Damages") incurred or suffered as a result of, in connection with, or arising out of, the transactions contemplated hereby (including, without limitation, the transactions contemplated by the Merger Agreement), including without limitation, any Damages incurred or suffered as a result of, or in connection with, or arising out of, the failure of (a) any representation or warranty made by Equalnet pursuant to this Agreement, any schedule or exhibit to this Agreement or any certificates delivered pursuant hereto (without regard to any

"materiality", "material adverse effect", "substantial compliance" or similar exception or qualifier and without regard to any knowledge or similar exception or qualifier) to be true and correct as of the date hereof and on the Closing Date, (b) Equalnet to comply with any of its agreements contained herein or in the Merger Agreement or (c) any investigation, litigation or other proceeding (whether or not any such indemnified person is a party thereto) relating to the transactions contemplated hereby or by the Merger Agreement.

               Section 10.2 CONTRIBUTION. To the extent that the undertaking to indemnify, pay or hold harmless the Purchaser pursuant to Section 10.1 of this Agreement may be unenforceable, Equalnet shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.


                                   ARTICLE XI
                                  MISCELLANEOUS

               Section 11.1 EXPENSES. Equalnet agrees to pay the costs and expenses incurred by the Purchasers in connection with the transactions contemplated hereby and the Purchasers' investment in Equalnet (including without limitation, reasonable attorney's fees and expenses incurred in connection with the (a) preparation, execution and delivery of this Agreement,
(b) any subsequent amendments, modifications or waivers relating thereto and (c) any regulatory filings) and all costs and expenses incurred by the Purchasers (including without limitation, the reasonable attorney's fees and expenses and the fees and expenses of any experts retained by the Purchasers) in connection with the exercise or enforcement of any rights contained in this Agreement.

               Section 11.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

               Section 11.3 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

               Section 11.4 PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein or therein, without obtaining the prior approval of the Purchasers and Equalnet to the contents and the manner of presentation and publication thereof. No references to the Purchasers shall be made in any public statement without the Purchasers' consent.

               Section 11.5   NOTICES.   Any notice or other communication
required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

               if to Equalnet:

                      Notice Address:

                      Equalnet Communications Corp.
                      1250 Wood Branch Park Drive
                      Houston, Texas  77079
                      Attention:  Mitchell H. Bodian
                      Telephone:  (281) 529-4602
                      Telecopier: (281) 529-4650

                      with a copy to:

                      Weil, Gotshal & Manges LLP
                      700 Louisiana, Suite 1600
                      Houston, Texas  77002
                      Attention:  Charles E. Harrel
                      Telephone:  (713) 546-5000
                      Telecopier: (713) 224-9511

               and if to the Purchasers:

                      HW Partners, L.P.
                      1601 Elm Street, Suite 4000
                      Dallas, Texas  75201
                      Attention:  Stuart Chasanoff
                      Telephone:  (214) 720-1608
                      Telecopier: (214) 720-1667

                      with a copy to its counsel,

                      White & Case LLP
                      200 S. Biscayne Blvd., Suite 4900
                      Miami, FL  33131
                      Attention:  Thomas E. Lauria
                      Telephone:  (305) 371-2700
                      Telecopier: (305) 358-5744

or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given upon automatic confirmation of receipt by the receiving machine if sent by telecopier, upon delivery if delivered in person, and upon mailing if mailed.

               Section 11.6 PARTIES IN INTEREST. Equalnet may not transfer, assign or pledge any of its rights in, or otherwise grant any rights to any Person in, this Agreement. The Purchasers may transfer any of their rights hereunder (including, without limitation, the option rights granted in Section 4.1) and any assignee or transferee of the Purchased Common Stock or the Option

Common Stock (other than transferees receiving the Securities pursuant to a registered sale or a sale pursuant to Rule 144) shall have all the rights of the transferring Purchaser hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

               Section 11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

               Section 11.8 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules, and other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               Section 11.9 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the Purchasers and Equalnet.

               Section 11.10 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

               Section 11.11 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto (and, in the case of the Purchasers, their transferees) and those Persons entitled to indemnification pursuant to Article X hereof.

               Section 11.12 JURISDICTION. (a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States Southern District Court of New York, as the party bringing such action or proceeding may elect and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in Section 11.5, such service to become effective 10 days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

               (b) To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may not or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any of the Courts referred to in Section 11.12(a) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

               (c) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors, or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

                                   * * * * *

               IN WITNESS WHEREOF the Purchasers have signed this Common Stock Subscription Agreement and Equalnet has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.

                                        EQUALNET COMMUNICATIONS CORP.

                                        By: /s/ Mitchell H. Bodian
                                           ------------------------------------
                                            Name:  Mitchell H. Bodian
                                            Title: Chief Executive Officer

                                        INFINITY INVESTORS LIMITED

                                        By: /s/ James A. Loughran
                                           ------------------------------------
                                            Name:  James A. Loughran
                                            Title: Director

                                        IEO HOLDINGS LIMITED

                                        By: /s/ Suzanne Sheehy
                                           ------------------------------------
                                            Name:  Suzanne Sheehy
                                            Title: Director

                              TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I
                    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .    1

     Section 1.0    Definitions. . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II
                    REPRESENTATIONS OF EQUALNET. . . . . . . . . . . . . . . .    4

     Section 2.0    Representations of Equalnet. . . . . . . . . . . . . . . .    4
     Section 2.1    Capital Stock. . . . . . . . . . . . . . . . . . . . . . .    4
     Section 2.2    Authorization and Validity of the Documents. . . . . . . .    5
     Section 2.3    Consents and Approvals; No Violations. . . . . . . . . . .    5

ARTICLE III
                    REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . .    6

     Section 3.0    Representations of the Purchaser . . . . . . . . . . . . .    6
     Section 3.1    Existence and Good Standing; Power and Authority . . . . .    6
     Section 3.2    Restrictive Documents. . . . . . . . . . . . . . . . . . .    6
     Section 3.3    Purchase for Investment. . . . . . . . . . . . . . . . . .    6

ARTICLE IV
                    ISSUANCE OF SECURITIES; PAYMENT OF SUBSCRIPTION
                    PRICE; CLOSING . . . . . . . . . . . . . . . . . . . . . .    7

     Section 4.1    Issuance of Securities . . . . . . . . . . . . . . . . . .    7
     Section 4.2    Price. . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     Section 4.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . . .    8
     Section 4.4    Closing Deliveries . . . . . . . . . . . . . . . . . . . .    8

ARTICLE V
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS. . . . . . . . .    9

     Section 5.1    Conditions to the Purchaser's Obligations. . . . . . . . .    9
     Section 5.2    Closing Deliveries . . . . . . . . . . . . . . . . . . . .    9
     Section 5.3    No Material Adverse Change . . . . . . . . . . . . . . . .    9
     Section 5.4    Truth of Representations and Warranties. . . . . . . . . .    9
     Section 5.5    No Litigation Threatened . . . . . . . . . . . . . . . . .    9
     Section 5.6    Third Party Consents; Governmental Approvals . . . . . . .    9
     Section 5.7    Proceedings. . . . . . . . . . . . . . . . . . . . . . . .    9
     Section 5.8    Subscription for Junior Preferred Stock. . . . . . . . . .   10
     Section 5.9    Conversion Rates . . . . . . . . . . . . . . . . . . . . .   10
     Section 5.10   Receipt of Form 10-Q . . . . . . . . . . . . . . . . . . .   10


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

                                                                                PAGE
                                                                                ----
ARTICLE VI
                    CONDITIONS TO EQUALNET'S OBLIGATIONS . . . . . . . . . . .   10

     Section 6.0    Conditions to Equalnet's Obligations . . . . . . . . . . .   10
     Section 6.1    Truth of Representations and Warranties. . . . . . . . . .   10
     Section 6.2    Third Party Consents; Governmental Approvals . . . . . . .   10
     Section 6.3    Performance of Agreement . . . . . . . . . . . . . . . . .   10
     Section 6.4    No Litigation Threatened . . . . . . . . . . . . . . . . .   10

ARTICLE VII
                    REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . . .   11

     Section 7.1    Shelf Registration . . . . . . . . . . . . . . . . . . . .   11
     Section 7.2    Incidental Registrations . . . . . . . . . . . . . . . . .   13
     Section 7.3    Registration Procedures. . . . . . . . . . . . . . . . . .   14
     Section 7.4    Requested Underwritten Offerings . . . . . . . . . . . . .   17
     Section 7.5    Preparation; Reasonable Investigation. . . . . . . . . . .   17
     Section 7.6    Indemnification. . . . . . . . . . . . . . . . . . . . . .   17
     Section 7.7    Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VIII
                    COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .   20

     Section 8.1    Covenants. . . . . . . . . . . . . . . . . . . . . . . . .   20
     Section 8.2    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .   20
     Section 8.3    Amendment of Articles of Incorporation . . . . . . . . . .   20

ARTICLE IX
                    SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . .   20

     Section 9.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE X

                    INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .   20

     Section 10.1   Indemnification. . . . . . . . . . . . . . . . . . . . . .   20
     Section 10.2   Contribution . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE XI
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

     Section 11.1   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 11.2   Governing Law. . . . . . . . . . . . . . . . . . . . . . .   21
     Section 11.3   Captions . . . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 11.4   Publicity. . . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 11.5   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 11.6   Parties in Interest. . . . . . . . . . . . . . . . . . . .   22
     Section 11.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . .   23
     Section 11.8   Entire Agreement . . . . . . . . . . . . . . . . . . . . .   23


                                     (ii)

                                                                                PAGE
                                                                                ----
     Section 11.9   Amendments . . . . . . . . . . . . . . . . . . . . . . . .   23
     Section 11.10  Severability . . . . . . . . . . . . . . . . . . . . . . .   23
     Section 11.11  Third Party Beneficiaries. . . . . . . . . . . . . . . . .   23
     Section 11.12  Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .   23

EXHIBITS

A                   Opinion of Dean Fisher, General Counsel of Equalnet


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